Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ballard Power Systems Inc.

We consent to (i) the use in this Registration Statement on Form F-10 (the “Registration Statement”) of our audit report dated February 25, 2014, on the financial statements of Ballard Power Systems Inc. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2013 and December 31, 2012, the consolidated statements of comprehensive loss, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and our audit report dated February 25, 2014 on the effectiveness of internal control over financial reporting, each of which appear in the Company’s annual report on Form 40-F for the fiscal year ended December 31, 2013 and are incorporated by reference herein (ii) the reference to our firm under the heading “Auditors” in the prospectus included as part of the Registration Statement.

/s/ KPMG LLP

Chartered Accountants

April 30, 2014

Vancouver, British Columbia